Description
The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)
The Board of Directors of the Fund has authorized quarterly distributions of $0.18 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)[1]	$143.64	Daily Average Number of Shares Traded[2]	93,476
NAV per share[1]	$9.57	Outstanding Shares[3]	15,005,224
Closing price[2]	$8.32	Expense Ratio (10/31/2019)	1.61%
Discount	13.06%	Portfolio Turnover (10/31/2019)	18.13%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	-31.24%	-38.39%	-35.40%	-15.44%	-11.80%	-2.77%
MXF NAV	-32.46%	-38.20%	-35.60%	-16.20%	-11.00%	-3.24%
MSCI Mexico Index	-30.43%	-35.90%	-32.38%	-15.74%	-11.12%	-4.01%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During March 2020, the Fund repurchased no shares.

Top Ten Holdings (65.28% of Net Assets)
1 América Móvil	16.73%	6 Kimberly-Clark de México	4.44%
2 Fomento Económico Mexicano	8.85%	7 Orbia	4.34%
3 Grupo México	8.81%	8 Grupo Aeroportuario del Pacífico	3.42%
4 Grupo Financiero Banorte	6.69%	9 Gruma	3.36%
5 Wal-Mart de México	5.33%	10 Ternium	3.31%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets declined sharply during March 2020 as “Covid-19” virus contagions increased and have spread globally, with severe negative effects on worldwide economic activity. On March 11, the World Health Organization declared the virus as a “Pandemic”, producing great uncertainty in financial markets. As a result, in the United States, the U.S. Federal Reserve decreased its reference interest rate by 150 basis points to a range of between 0.00% and 0.25%, during two extraordinary meetings, while it announced that it will increase purchases of Government securities to an unlimited amount. In addition, the U.S. Government approved a $2 trillion stimulus spending package to help stabilize the economy. Other major central banks also implemented emergency measures; the Bank of England lowered its target interest rate 65 basis points to 0.10%, while the European Central Bank announced additional net asset purchases to support financing conditions. The MSCI World Index and the MSCI Emerging Markets Index decreased 13.5% and 15.6%, respectively, during March 2020, while the DJIA and the S&P 500 decreased 13.7% and 12.5%, respectively. The yield on the U.S. 10-year Treasury note registered another sharp monthly decrease of 48 basis points during March 2020, while the U.S. dollar appreciated 0.9% (measured by the DXY Index4). In this context, the MSCI Mexico Index decreased 30.4% during the month and the Mexican peso depreciated 17.0% to Ps. $23.67.
Adding to the global uncertainty, OPEC and non-OPEC members failed to reach an agreement to further reduce oil production, and some major producers even increased production. As a result, the price of oil declined 54.4% (measured by the West Texas Intermediate) to $20.5 USD/bbl, exacerbating the uncertainty in the global economy and financial markets.
In local news, Mexico´s Central Bank decreased its reference interest rate 50 basis points to 6.50%, while the currency commission increased the size of its foreign exchange auctions program by $10 billion, to $30 billion, of which $7.5 billion have been auctioned. On March 26, 2020, credit rating agency S&P lowered both Mexico´s sovereign and Pemex’s credit rating one notch to ‘BBB’ from ‘BBB+’ with a negative outlook, remaining two notches above investment grade. On Mexico´s sovereign debt, S&P based its decision on the expectation that the combined effect of “Covid-19” and lower oil prices will impact negatively the Mexican economy. On the positive side, the USMCA is now finalized as it was ratified by the Parliament of Canada; however, its implementation could be delayed due to the Pandemic.
During these difficult times, the Fund and its Investment Adviser, Impulsora del Fondo México, S.C., have been able to successfully implement all appropriate and recommended measures in order to ensure our employees’ safety and to prevent further contagions, while performing all of the Fund’s activities in an efficient and timely manner.
_________________________________________________________________________
The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.